UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 26, 2024

Date of Report (Date of earliest event reported)

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7685	95-1492269
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8080 Norton Parkway Mentor, Ohio	44060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 534-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1 par value	AVY	New York Stock Exchange
1.25% Senior Notes due 2025	AVY25	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On June 26, 2024, Avery Dennison Corporation, a Delaware corporation (the “Company”), as borrower, entered into a Credit Agreement (the “Credit Agreement”), with a syndicate of lenders party thereto; Mizuho Bank, Ltd., as administrative agent; Mizuho Bank, Ltd. and Bank of America, N.A., as syndication agents; and Citibank, N.A., as documentation agent. The Credit Agreement refinances the Company’s Fifth Amended and Restated Credit Agreement dated as of February 13, 2020, as amended to date.

Under the Credit Agreement, the Company may borrow up to an aggregate of $1.2 billion in revolving loans (the “Loans”). At the discretion of the lenders and subject to certain customary requirements, the commitments under the Credit Agreement may be increased by up to an aggregate of $600 million upon the Company’s request. The Credit Agreement’s maturity date is June 26, 2029; however, under certain circumstances, the Company may request that the commitments thereunder be extended for one-year periods as set forth in the Credit Agreement.

Any Loans outstanding under the Credit Agreement bear interest, at the Company’s option, (a) at the base rate or (b) (i) Term SOFR for borrowings denominated in U.S. Dollars, (ii) SONIA for borrowings denominated in Sterling, and (iii) Alternative Currency Term Rate (which is EURIBOR for borrowings denominated in Euros or such benchmark reference rate with respect to any other currency (other than Euros, Sterling, or U.S. Dollars) as approved by the Administrative Agent), in each case, plus an applicable per annum margin. The applicable per annum margin is determined based on the Company’s debt ratings in accordance with a pricing grid, with the per annum margin for base rate borrowings ranging from 0.000% to 0.300% and the per annum margin for Term SOFR or Alterative Currency Loans ranging from 0.795% to 1.300%. Fees payable for the revolving commitments under the Credit Agreement, whether used or unused, are also determined based on the Company’s debt ratings in accordance with a pricing grid, with the per annum percentage ranging from 0.080% to 0.200%. The terms “Alternative Currency Term Rate”, “EURIBOR”, “SONIA”, and “Term SOFR” are defined in the Credit Agreement and have meanings customary for similar financings of this type.

The Loans may, at the Company’s option, be prepaid in whole or in part without premium or penalty (subject to breakage costs for loans other than Base Rate loans) and the Company may reduce or terminate the commitments of the lenders to make the Loans.

The Credit Agreement contains customary affirmative and negative covenants, including without limitation, on mergers, asset sales, liens, investments, and subsidiary indebtedness. In addition, the Credit Agreement requires the Company to maintain a maximum leverage ratio (calculated as a ratio of consolidated debt minus unrestricted cash and Cash Equivalents of the Company and its consolidated subsidiaries in excess of $50 million to consolidated EBITDA) of not more than 3.50 to 1.00; provided that, in the event of an acquisition by the Company that exceeds $250 million, the maximum leverage ratio shall be increased to 4.00 to 1.00 for the fiscal quarter in which such acquisition occurs and the period of three consecutive fiscal quarters immediately following such fiscal quarter.

The summary of the Credit Agreement contained herein is qualified in its entirety by reference to the terms and conditions contained in the Credit Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Section 2 — Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Exhibit Title

10.1	Credit Agreement, dated as of June 26, 2024, among Avery Dennison Corporation, as borrower; a syndicate of lenders party thereto; Mizuho Bank, Ltd., as administrative agent; Mizuho Bank, Ltd. and Bank of America, N.A., as syndication agents; and Citibank, N.A., as documentation agent.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVERY DENNISON CORPORATION

Date: June 27, 2024	By:	/s/ Gregory S. Lovins
	Name:	Gregory S. Lovins
	Title:	Senior Vice President and Chief Financial Officer